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                                                                       EXHIBIT 5




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                           NATIONAL MEDIA CORPORATION
                          Eleven Penn Center, Ste. 1100
                               1835 Market Street
                             Philadelphia, PA 19103
                                  215-988-4600







                               September 25, 1998











Board of Directors
National Media Corporation
Eleven Penn Center, Suite 1100
1835 Market Street
Philadelphia, Pennsylvania 19103

         Re:      Registration Statement on Form S-8
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Gentlemen:

         I am general counsel to National Media Corporation (the "Company") and have caused to be prepared a registration statement on Form S-8 in connection with the proposed registration of shares of the Company's common stock, par value $.01 per share (the "Common Stock") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Such registration statement, as it may be amended or supplemented from time to time, including all exhibits thereto, is referred to hereinafter as the "Registration Statement."

         The shares to be registered (the "Shares") consist of 915,000 shares of Common Stock issuable pursuant to the Hammer Agreement, the Verratti Agreement, the Berman Agreement, and the Brazina Agreement (each as defined in the Registration Statement; collectively, the "Agreements"). Certain of the Shares may be offered and sold from time to time for the account of the persons referred to in the Registration Statement as "Selling Stockholders."


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Board of Directors
September 25, 1998
Page 2



         In this regard, I have examined: (i) the Agreements; (ii) the Company's Certificate of Incorporation and Bylaws, each as amended and as presently in effect; (iii) the Registration Statement; and (iv) such officers' certificates, resolutions, minutes, corporate records and other documents as we have deemed necessary or appropriate for purposes of rendering the opinions expressed herein.

         In rendering such opinions, I have assumed the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to me as copies and the genuineness of all signatures.

         The opinions expressed herein are based solely upon my review of the documents and other materials expressly referred to above. Other than such documents and related materials, I have not reviewed any other documents in rendering such opinions. Such opinions are therefore qualified by the scope of that document examination.

         Based upon and subject to the foregoing, and on such other examinations of law and fact as I have deemed necessary or appropriate in connection herewith, I am of the opinion that, upon issuance in accordance with the provisions of the Agreements, the Shares will be duly authorized, validly issued, fully paid and nonassessable shares of Common Stock.

         This opinion is limited to the law of the Commonwealth of Pennsylvania and the Federal securities law of the United States. Except as expressly otherwise noted herein, this opinion is given as of the date hereof.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to me under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. By giving such consent, I do not hereby admit that I fall within the category of persons whose consent is required pursuant to Section 7 of the Securities Act.

                                                         Very truly yours,

                                                         /s/ Brian J. Sisko

                                                         Brian J. Sisko, Esq.